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                                                                  EXHIBIT (d)(5)

                            IRREVOCABLE UNDERTAKING

Applied Graphics Technologies, Inc.
450 West 33rd Street
New York, New York 10001
United States of America
("AGT")

Wace Group Limited
St. Marks House
Shepherdess Walk
London N1 7LH
United Kingdom
(the "COMPANY")

                                                                    12 June 2003

Dear Sirs

REDEMPTION OF THE COMPANY'S OUTSTANDING 8% CONVERTIBLE GBP 1
PREFERENCE SHARES (THE "PREFERENCE SHARES")

1    TERMS OF THE REDEMPTION

     This deed of irrevocable undertaking ("DEED") sets out the terms on which we undertake to accept a proposal to be made by the Company and put to holders of Preference Shares to redeem the issued and outstanding Preference Shares of the Company (the "REDEMPTION"), excluding any Preference Shares owned by AGT or any subsidiary of AGT (including ourselves) on the date that the Redemption is effected.

     We understand that it is intended that the Redemption shall be effected substantially upon the following terms and subject to the following conditions:

     (i) the Redemption shall be effected on or before 31 August 2003 (and the date that the Redemption is effected shall for the purpose of this Deed be the "REDEMPTION DATE");

     (ii) there shall be paid on each issued and outstanding Preference Share that is redeemed a sum equal to 19p and as a consequence we acknowledge the provisions of article 5(e) of the articles of association of the Company (the "ARTICLES") shall not apply to the Redemption;

     (iii) the procedure for redemption of the Preference Shares shall in all material terms be that set out in Article 5 of the Articles save that references in Article 5 to 31 January 2005 shall for the purposes of this Deed be construed as references to the Redemption Date; and



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     (iv)  such other terms and conditions as may be reasonably required in connection with any Restructuring (as defined in paragraph 5).

     For the avoidance of doubt, the Redemption shall be made on such terms and subject to such conditions as shall be required by, in particular, the United Kingdom Companies Act 1985, as amended, and the Articles and, in general, law and regulation in the United Kingdom.

2.   ISSUE OF REDEMPTION CIRCULAR

     We irrevocably consent to the issue of the Redemption Circular (as defined below), incorporating references to us and to the provisions of this undertaking in such terms as shall be agreed with us (such agreement not to be unreasonably withheld) and (if required for any legal or regulatory reason) for this document to be made available for inspection between the date of despatch of the Redemption Circular to holders of Preference
     Shares ("PREFERENCE SHAREHOLDERS") and the Redemption Date.

3.   IRREVOCABLE UNDERTAKINGS AND ASSURANCES

     In consideration of the Company proposing the Redemption and the payment by each of AGT and the Company severally of GBP 1 to us, good receipt of which is hereby acknowledged, we irrevocably and unconditionally undertake, represent and warrant to you that:

     (a) we are the beneficial owners and registered holders of (or otherwise able to control the exercise of all rights attaching to, including the ability to procure the transfer of) (i) the number of Preference Shares of (GBP) 1 each in the capital of the Company set out in the first column of the first box of the Schedule (the "RELEVANT PREFERENCE SHARES", which expression shall include any other shares in the Company issued after the date hereof and attributable to or derived from such Relevant Preference Shares and shall include shares deriving from the rights set out in column 4 of the first box of the Schedule) and (ii) the number of ordinary shares of 20p each in the capital of the Company set out in the first column of the second box of the Schedule (the "ORDINARY SHARES"), which expression shall include any other shares in the Company issued after the date hereof and attributable to or derived from such Ordinary Shares and shall include shares deriving from the rights set out in column 4 of the second box of the Schedule);

     (b) we shall (if applicable, and we understand that it is not intended that any Relevant Preference Shares will be redeemed) comply in a timely fashion with the procedure for the Redemption of the Preference Shares to be set out in the document to be sent to Preference Shareholders containing the formal Redemption proposal (the "REDEMPTION CIRCULAR") (provided always that such procedure is materially in accordance with market practice in the United Kingdom in relation to the procedure for the redemption of shares in companies incorporated in England and Wales) and shall either (i) forward or procure that there is forwarded in connection with the Redemption the share certificate(s) for the Relevant Preference Shares and/or other documents of title or a form of indemnity acceptable to you in respect of any lost certificate(s) or (ii) otherwise comply with the procedure for the redemption of

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          Preference Shares to be set out in the Redemption Circular (which shall not be materially different from that set out in Articles 5(c) and (d) of the Articles);

     (c) until the earlier of (i) the Company informing us in writing that it does not intend to proceed with the Redemption and (ii) the under-takings in this Deed terminating in accordance with Clause 6, we will not other than with your prior consent:


          (i) except pursuant to the Redemption, sell, transfer, mortgage, charge, encumber, grant any options over or otherwise dispose of, or permit the sale, transfer, mortgaging, charging or other disposal or grant of any encumbrance or option of or over all or any of the Relevant Preference Shares or of the Ordinary Shares or any interest therein or accept any other offer in respect of all or any of the same;

          (ii) encourage or assist or solicit or accept or agree to accept any other offer in respect of all or any of the Relevant Preference Shares or all or any of the Ordinary Shares or any other shares in the capital of the Company (by whatever means the same is to be implemented, including a takeover proposal made by means of a scheme of arrangement);

          (iii) (if applicable, and we understand that it is not intended that any Relevant Preference Shares will be redeemed) withdraw any Relevant Preference Shares that we have submitted for Redemption notwithstanding that we may have become entitled to do so pursuant to the terms of the Redemption Circular or otherwise;

          (iv) (other than pursuant to the Redemption) enter into any agreement or arrangement or permit any agreement or arrangement to be entered into or incur or permit to arise any obligation to do all or any of the acts referred to in sub-paragraphs (i),
                 (ii) or (iii) above which would or might be prejudicial to the successful outcome of the Redemption or restrict or impede implementation of the Redemption;

          (v) acquire or dispose of any shares or other securities of AGT or of the Company or any subsidiary of either AGT or the Company (or any interest therein); and

     (d) the Relevant Preference Shares shall (if applicable, and we under-stand that it is not intended that any Relevant Preference Shares will be redeemed) be redeemed by the Company free from all liens, charges, options, equities, encumbrances and third party rights of any nature and together with all rights now or hereafter attaching thereto, including the right to all dividends and other distributions (if any) hereafter declared, paid or made.

4.   EXERCISE OF VOTING RIGHTS

     We hereby further irrevocably undertake, represent, warrant and agree to and with the Company that, until the earlier of (i) the Company informing us in writing that it does

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     not intend to proceed with the Redemption and (ii) the undertakings in this
     Deed terminating in accordance with Clause 6:

     (a) we shall exercise or procure the exercise of the voting rights attached to the Relevant Preference Shares and/or the Ordinary Shares on a Relevant Resolution (as defined below) in accordance with the Company's directions;

     (b) in accordance with the Company's directions, we shall exercise the rights attaching to the Relevant Preference Shares and/or the Ordinary Shares to requisition or join in requisitioning any general and/or class meeting of the Company for the purposes of considering a Relevant Resolution and to require the Company pursuant to section 376 Companies Act 1985 to give notice of such a resolution;

     (c) for the purpose of voting on a Relevant Resolution, we shall execute any form of proxy required by the Company appointing any person nominated by the Company to attend and vote at the relevant general and/or separate class meetings of the Company; and

     (d) we shall not without the prior written consent of the Company requisition or join in the requisition of any general or separate class meeting of the Company for the purpose of considering any Relevant Resolution.

          For the purpose of this undertaking, a Relevant Resolution is:

          (i) a resolution (whether or not amended) proposed at a general and/or class meeting of the Company, or at any adjourned meeting, the passing of which would assist in the implementation of the Redemption (including, without limitation, amending the Articles) or which, if passed, might result in any condition of the Redemption not being fulfilled or which might impede or frustrate the Redemption in any way; or

          (ii) a resolution to adjourn a general and/or separate class meeting of the Company whose business includes the consideration of a resolution falling within sub-paragraph (i) above; or

          (iii) a resolution to amend a resolution falling within sub-paragraphs (i) and (ii) above.

5    SECRECY

     We will between the date of this undertaking and the public announcement of the proposed Redemption maintain appropriate secrecy about the possibility, and terms, of (i) the Redemption and (ii) any potential or actual restructuring of the debt and the equity share capital of AGT and/or any of its subsidiaries (a "Restructuring").

6    TERMINATION

     The undertakings in this Deed shall automatically terminate and cease to have any further effect in the event that:



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        (a) the Redemption Circular is not posted to the Preference Shareholders of the Company by or on 30 June 2003; or

        (b) the Redemption proposal is withdrawn by the Company.

     7  NO OBLIGATION ON COMPANY

        Nothing contained in this Deed shall oblige the Company to announce or proceed with the Redemption.

     8  POWER OF ATTORNEY

        In order to secure the performance of our obligations contained in this Deed, we hereby irrevocably appoint any director of AGT or the Company to be our attorney in our name and on our behalf to execute a form or forms of acceptance or of transfer and/or such other documents and do such other acts and things (if any) as may be necessary to proceed (if applicable) with the Redemption in respect of the Relevant Preference Shares (or, as the case may be, to require the registered holder(s) thereof to do the same), provided that such appointment shall not take effect until seven business days shall have elapsed from the date of despatch of the Redemption Circular and only then if we shall have failed to comply with our obligations hereunder.

     9  THIRD PARTY APPROACHES

        We will at all times after the date hereof and until the earlier of (i) the Company informing us in writing that it does not intend to proceed with the Redemption and (ii) the undertakings in this Deed terminating in accordance with Clause 6, notify you in writing of any communication, invitation, approach or enquiry which we may receive from a third party concerning the acquisition of all or any of our Relevant Preference Shares and/or the Ordinary Shares in the Company.

    10  NOMINEES

        In the case where the Relevant Preference Shares and/or the Ordinary Shares are registered in the name of a nominee, we shall direct the nominee to act as if the nominee were bound by the terms of this irrevocable undertaking and we shall use our best endeavors to do all acts and things necessary to carry the terms hereof into effect as if we had been the registered holder of the Relevant Preference Shares and/or the Ordinary Shares registered in the name of such nominee.



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11   WAIVER

     We undertake that we shall not make any claim against AGT or the Company or any of their respective subsidiaries or any of their respective directors, officers, employees or agents in connection with the arrangements provided for in this Deed for any loss or damage of whatever nature which we may suffer or incur in connection with this Deed which does not arise from a breach of any provision of this Deed by or the fraud or wilful default of any such aforementioned persons.

12   ACCURACY OF INFORMATION

     We undertake to provide the Company and its professional advisers promptly on request with all information as may be required by the UKLA and/or any other legal or regulatory requirements for inclusion in the Redemption Circular. We shall notify the Company and its professional advisers promptly of any changes to such information.

13   TIME OF THE ESSENCE

     Any date, time or period referred to in this Deed shall be of the essence except to the extent to which we, AGT and the Company agree in writing to vary any date, time or period, in which event the varied date, time or period shall be of the essence.

14   DAMAGE NOT ADEQUATE

     We agree that damages would not be an adequate remedy for breach of this Deed.

15   GOVERNING LAW AND JURISDICTION

     This Deed and all matters in connection therewith shall be governed by, and construed in accordance with, English law. We hereby irrevocably submit to the non-exclusive jurisdiction of the English courts in relation to any dispute or other matter arising in connection with this undertaking and waive any objection to proceedings in such courts as the grounds of venue or on the grounds that the proceedings have been brought in an inappropriate forum. No person who is not a party to this undertaking shall have any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this undertaking.

16   AMENDMENTS/VARIATIONS IN WRITING

     No amendment or variation shall be made to this Deed unless signed in writing by AGT, the Company and us.



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                                    SCHEDULE

The following represents our holding of Preference Shares and Ordinary Shares and any Preference Shares and Ordinary Shares subject to options or rights to acquire such Preference Shares.

NUMBER OF PREFERENCE          REGISTERED HOLDER        BENEFICIAL OWNER            NUMBER OF PREFERENCE
   SHARES HELD OR                                                               SHARES SUBJECT TO OPTIONS OR
     CONTROLLED                                                                       RIGHTS TO ACQUIRE


NUMBER OF ORDINARY            REGISTERED HOLDER        BENEFICIAL OWNER            NUMBER OF ORDINARY
   SHARES HELD OR                                                               SHARES SUBJECT TO OPTIONS OR
     CONTROLLED                                                                       RIGHTS TO ACQUIRE



Dated:



Executed as a deed by                    )
Applied Graphics Technologies (UK) Limited
                                         )
                                         )   /s/ Martin Krall
                                             ----------------------
                                             Director


                                             /s/ Joseph Vecchiolla
                                             ----------------------
                                             Director/SECRETARY


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